UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2024

FATHOM HOLDINGS INC.

(Exact name of registrant as specified in its charter)

North Carolina
(State or other jurisdiction of incorporation)

001-39412		82-1518164
(Commission File Number)		(IRS Employer Identification No.)

2000 Regency Parkway Drive, Suite 300, Cary, North Carolina 27518

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code 888-455-6040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	FTHM	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2024, Fathom Holdings Inc. (the “Company”) announced the promotion of Joanne Zach to Chief Financial Officer, effective November 5, 2024.

Joanne Zach - Chief Financial Officer

Joanne Zach, age 59, has been serving as our Senior Vice President of Finance since February 2021. Prior to this, from November 2020 to January 2021, Ms. Zach served as an independent financial consultant to Catalyst CR. From April 2019 to October 2020, Ms. Zach served as an independent contractor and then as the Senior Vice President of Finance at the North Carolina Museum of Art Foundation. From January 2016 to April 2018, Ms. Zach was a partner providing CFO services at Rankin McKenzie, LLC, during which time she helped lead companies through various financings, including an initial public offering. Ms. Zach was an independent financial consultant from March to April 2015 at INC Research, Inc. From May to December 2014 Ms. Zach was the Controller at Furiex Pharmaceuticals, Inc., where she oversaw the equity transactions pursuant to a $1.3 billion sale and managed the transition of all acquisition accounting and financial reporting to the buyer. Prior to this, Ms. Zach served as the Director of Finance from June 2013 to April 2014 at Regado Biosciences, Inc., where she played a pivotal role in its initial public offering. She also served as an independent financial consultant and then as Director of Finance at SCM Metal Products/Ecka Granules, a global metal supplier, from April 2009 to June 2013, where she oversaw global acquisitions and bank financings. Ms. Zach received a bachelor’s degree in accounting from Fairfield University and began her career at Arthur Anderson, where she spent over five years. She is also a Certified Public Accountant.

In connection with Ms. Zach’s promotion to Chief Financial Officer, the Company and Ms. Zach entered into an employment agreement dated November 5, 2024 (the “Zach Employment Agreement”). Pursuant to the Zach Employment Agreement, the Company has agreed to provide Ms. Zach with (i) a base salary of $450,000 per year (the “Base Salary”), (ii) a discretionary annual bonus with a target amount of up to 30% of the Base Salary, contingent upon the satisfaction of pre-established annual objectives as determined by the Chief Executive Officer prior to the commencement of each fiscal year (the “Annual Objectives”), and (iii) a discretionary stock grant of up to 30% of the Base Salary, contingent upon the satisfaction of the Annual Objectives. Further, as an inducement to entering into the Zach Employment Agreement, on November 5, 2024, the Company granted Ms. Zach a restricted stock unit grant in an amount equal to 100,000 shares of the Company’s common stock pursuant to the terms of the Company’s 2019 Omnibus Stock Incentive Plan (the “Inducement RSU Grant”). The Inducement RSU Grant will be unvested when granted and will vest in equal annual installments over three years on the anniversary of the grant date, subject to Ms. Zach continuing as an employee of, or consultant to, the Company on each applicable vesting date.

In the event Ms. Zach’s employment is terminated by the Company without Cause or by Ms. Zach for Good Reason (as each term is defined in the Zach Employment Agreement), Ms. Zach will be entitled to: (i) her accrued salary and benefits through the date of termination, (ii) six months of her then-current monthly base salary, and (iii) full vesting of any outstanding equity granted by the Company. All of Ms. Zach’s severance benefits are subject to her execution of a release of claims in a form acceptable to the Company.

Ms. Zach does not have any familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which Ms. Zach had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K and there is no arrangement or understanding between Ms. Zach and any other person pursuant to which she was selected to serve as Chief Financial Officer.

The foregoing summary of the material terms of the Zach Employment Agreement is qualified in its entirety by reference to the complete text of the agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On November 6, 2024, the Company issued a press release announcing the appointment of Ms. Zach as Chief Financial Officer, effective November 5, 2024. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Employment Agreement, dated November 5, 2024, by and between Fathom Holdings Inc. and Joanne Zach.
99.1	Press Release, dated November 6, 2024.
104	The cover pages of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FATHOM HOLDINGS INC.

Date: November 7, 2024	By:	/s/ Marco Fregenal
Marco Fregenal
President and Chief Executive Officer

4